Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 221229 on Form S-8 of Andeavor Logistics LP of our report dated March 1, 2017, relating to the consolidated financial statements of Western Refining Logistics LP and subsidiaries, as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the St. Paul Park Logistics Transaction), which is incorporated by reference from the Current Report on Form 8-K/A of Andeavor Logistics LP filed on November 14, 2017.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
November 14, 2017